EXHIBIT 10.1

May 15, 2023

Phil Hodges

Lerchenbergstrasse 53

8703 Erelenbach

Switzerland

Dear Mr. Hodges,

We are pleased that your pursuit of an O-1 Nonimmigrant Visa (the “O-1 Visa”) has proven successful and you are now able to enter the United States and engage in full time employment with The Boston Beer Company, Inc. (“Boston Beer” or the “Company”) for the duration of the O-1 Visa, which we understand can initially be up to three years.

We understand that the term of your initial O-1 Visa expires on February 28, 2026 and, as we have discussed, unless we otherwise mutually agree, we expect to work collaboratively with you to obtain an extension on a timely basis. Certain provisions below reflect an applicable date that is later than February 28, 2026. Such provisions assume that our application for an extension of your O-1 Visa will be successful and the consequences of an unsuccessful application are addressed.

The purpose of this letter is to confirm the terms of our offer that was submitted as part of your visa application. The compensation elements of this offer will be presented to the Compensation Committee of our Board of Directors and the full Board for final ratification later this week. The noted effective grant date for the equity awards is to allow sufficient time for us to complete necessary related administrative tasks. Subject to such ratification and completion of such tasks, our offer is as follows:

1.	Title: Chief Supply Chain Officer, reporting to David Burwick, President and CEO

2.	Start Date: May 16, 2023.

3.	Base Salary: US $615,000.00, paid bi-weekly per our normal payroll schedule, less all applicable federal, state, and local taxes and other authorized payroll withholdings.

4.

Cash Bonus Potential: Your cash bonus opportunity will be 60% of base salary received during the calendar year with funding results applied to the Extended Leadership bonus scale of 0% - 250%. Actual attainment could be higher or lower based on company and/or individual performance.  To be eligible for a bonus payment you must be employed on the last business day of the bonus year, typically on or about December 31. Bonuses for all executive officers are contingent on approval by the Compensation Committee of the Board of Directors at the Committee’s February meeting.

5.	Performance and Compensation Reviews: Annually beginning January 2024 with compensation increases, if approved, effective March 2024, when executive increases become effective generally.

EXHIBIT 10.1

6.

Relocation: Provided you agree to the Company’s Relocation Payback guidelines, you will be eligible for a one-time reimbursement up to a maximum of $150,000.00 for the following items that are applicable to your move.

6.1

Assistance in Purchasing New Residence - Purchase closing costs normally paid by the purchaser up to a maximum of 1% of the value of the loan.  Mortgage loan points are not reimbursed.   Boston Beer will not assume any liability or risk in reference to the purchase of a new home, including but not limited to equity loans, advanced pay, etc.

6.2

Settling-in Allowance – reimbursement of actual out of pocket expenses incurred during your move, including but not limited to purchase of new home furnishings, new houseware, application fees, driver’s license fee, car registration fees and utility hook-up fees.

6.3	Storage – storage of household goods up to 60 days.

Should you receive any payments through our relocation agreement you agree to payback 100% of the reimbursement if you voluntary terminate from Boston Beer prior to your 1st anniversary from your start date.   If you voluntarily terminate after your 1st anniversary but prior to your 2nd anniversary from your start date, you agree to payback 50% of the total reimbursement.

7.

Annual Tax Assistance:  As part of your agreement, Boston Beer Company will reimburse you up to a maximum of $15,000.00 annually to assist with costs that may be incurred by you to prepare and file your taxes.   You must be actively employed with Boston Beer Company to receive the reimbursement and proof of expenses will be required.  Any reimbursement will be treated as annual gross earnings to you.

8.	Equity Awards:

8.1

Special Restricted Stock Unit Award: Effective May 24, 2023, (the “Grant Date”), you will be awarded Restricted Stock Units (“RSUs”) for Class A Common Stock (NYSE: SAM) valued at approximately Two Million Dollars ($2,000,000). The actual number of RSUs will be based on the closing price of SAM on the NYSE on May 19, 2023 (the “Market Price”), rounded up to the nearest whole number of shares. 25% of the shares granted will vest on March 1, 2024, 25% of the shares granted will vest on March 1, 2025, and 25% of the shares granted will vest on March 1, 2026, contingent on your continued active employment by the Company through the close of business on the business day next preceding each of the applicable vesting dates. The remaining 25% will vest on March 1, 2027, contingent on your continued employment by the Company through December 31, 2026. The RSUs will be subject to an RSU Agreement and the Company’s Employee Equity Incentive Plan (the “EEIP”).

8.2

Special Option Award: Effective on the Grant Date, you will also be granted a Stock Option Award (the “Option”) for shares of SAM valued at approximately Two Million Dollars ($2,000,000). The actual number of shares subject to the Option will be calculated via an option pricing model using the Market Price, rounded up to the nearest whole number of shares. The exercise price of each share subject to the Option will be the Market Price. The Option will vest as to 25% of the shares covered by the Option on

EXHIBIT 10.1

March 1, 2024, 25% of such shares on March 1, 2025, and 25% of such shares on March 1, 2026, contingent upon your continued active employment by the Company through the close of business on the business day next preceding each of the applicable vesting dates. The remaining 25% will vest on March 1, 2027, contingent on your continued employment by the Company through December 31, 2026. The Option will be subject to an Option Agreement and the EEIP.

8.3	Performance Based Equity Awards:

8.3.1	Effective on the Grant Date, you will also be granted performance-based equity awards of SAM valued at approximately Four Million Dollars ($4,000,000).

8.3.2

These awards will be split between two equity vehicles: (1) performance-based RSUs valued at approximately US $3,000,000 (the “Performance RSUs”); and (2) a performance-based option valued at approximately US $1,000,000 (the “Performance Option”), both as outlined in further detail below.

8.3.3

In order for these performance-based awards to vest, there are two performance tiers. Full vesting of both the Performance RSUs and the Performance Option will occur if you meet or exceed the “primary achievement targets” for two measures: Adjusted Gross Margin and Net Promoter Score.  If primary achievements are not met or exceeded, there will be an opportunity for partial vesting, if a lower tier of performance targets are achieved (i.e., the “secondary performance targets”).  The respective performance targets are described below.

8.3.4	Except in the case of early vesting, as provided in paragraph 8.4.3. you must also remain employed by the Company through December 31, 2026 for the Performance RSUs and the Performance Option to vest.

8.3.5	The Performance RSUs will be subject to an RSU Agreement and the EEIP and the Performance Option will be subject to an Option Agreement and the EEIP.

8.4	Performance Criteria:

8.4.1	Adjusted Gross Margin:

8.4.1.1

Eighty-Seven and One-Half Percent (87.5%) of (1) the Performance RSUs and (2) the shares underlying the Performance Option will vest on March 1, 2027, contingent upon Boston Beer achieving an Adjusted Delivered Gross Margin greater than or equal to 40.3% during the Company’s 2026 financial reporting year.

8.4.1.2

If the primary improvement target of 40.3% in Adjusted Delivered Gross Margin is not attained, Forty-Three and 75/100 Percent (43.75%) of the Performance RSUs and the shares underlying the Performance Option will be forfeited and Forty-Three and 75/100 Percent (43.75%) of the Performance RSUs and the shares underlying the Performance Option

EXHIBIT 10.1

will remain eligible to vest on March 1, 2027, contingent upon achieving the secondary improvement target of an Adjusted Delivered Gross Margin greater than or equal to 39.3% during the Company’s 2026 financial reporting year.

8.4.1.3

If the secondary improvement target of 39.3% in Adjusted Delivered Gross Margin is not attained, the Forty-Three and 75/100 Percent (43.75%) of the Performance RSUs and shares underlying the Performance Option otherwise remaining available to vest will be forfeited.

8.4.1.4	The extent to which the Adjusted Delivered Gross Margin targets have been met will be determined by the Compensation Committee at its February 2027 meeting.

8.4.2	Net Promoter Score:

8.4.2.1

Twelve and One-Half Percent (12.5%) of (1) the Performance RSUs and (2) the shares underlying the Performance Option will vest on May 1, 2027, contingent upon achieving a Net Promoter Score in the survey to be conducted during the first quarter of FY27 (the “2027 Survey”) greater than or equal to +19 across all Supply Chain coworkers.

8.4.2.2

If the primary improvement target of +19 in Net Promoter Score in the 2027 Survey is not attained, Six and 25/100 Percent (6.25%) of the Performance RSUs and shares underlying the Performance Option will be forfeited and Six and 25/100 Percent (6.25%) of the Performance RSUs and shares underlying the Performance Option will vest on May 1, 2027, contingent upon achieving a Net Promoter Score in the 2027 Survey greater than or equal to +9 across all Supply Chain coworkers.

8.4.2.3

If the secondary improvement target of a Net Promoter Score in the 2027 Survey greater than or equal to +9 across all Supply Chain coworkers is not attained, the Six and 25/100 Percent (6.25%) of the Performance RSUs and shares underlying the Performance Option otherwise remaining available to vest will be forfeited.

8.4.2.4	The extent to which the Net Promoter Score targets have been met will be determined by the Compensation Committee during April 2027.

8.5	Accelerated Vesting of Special Equity Awards and Early Performance Based Equity Award Target Achievement:

8.5.1

Notwithstanding the vesting schedules set forth above, all then unvested RSUs, options, performance-based RSUs, and performance-based options shall become fully vested on April 1, 2026, in the event that, despite our mutual best efforts, an extension of your O-1 Visa beyond February 28, 2026 is denied.

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8.5.2

If: (1) the Adjusted Delivered Gross Margin primary improvement target is achieved during the 2025 financial reporting year and a Net Promoter Score across all Supply Chain coworkers greater than +19 is achieved in a Q1 FY26 engagement survey; and (2) you continue to be actively employed through February 28, 2026; and (3) prior to March 1, 2026, you and the Company mutually agree to terminate your employment by December 31, 2026, 100% of these performance-based option shares will vest on May 1, 2026.

8.6	Long-Term Equity Program:

In this position you will not be eligible to receive any additional equity awards through Boston Beer Company’s Long-Term Equity (LTE) program due to the above one-time award opportunities provided to you.

9.

Benefits: You will be eligible to participate in our health and wellness programs upon your first day of employment with us. You will be eligible to participate in our 401(k) plan immediately. The Total Rewards team will reach out to you after your acceptance to review your benefit options and assist you in enrollment. If you have specific questions regarding our benefits, please let me know. Please note it is imperative that you provide I-9 documentation on or before your first day so we are able to add you to our payroll system. Failure to do so may delay your first paycheck.

10.

Paid Time Off: You will be eligible for unlimited paid time off (PTO) due to the seniority of your role. PTO includes all vacation, sick, and personal time. You will not be required to track this time in our systems, nor will you be paid out for any unused time should you terminate from The Boston Beer Company. You must be performing successfully in your role to maintain eligibility for this program.

11.

Employment Agreement: As a condition of your employment in this position, you are required to sign and return to Boston Beer the attached employment Agreement prior to your start date and you acknowledge that you have been given ten (10) business days to review this document prior to your start date. The Employment Agreement is incorporated into and is a part of this offer of employment. As additional consideration for your agreeing to and complying with the non-competition provision set forth in Section 4(a) of the Employment Agreement, Boston Beer agrees to pay you US $10,000 (minus all required tax withholdings) at the time your employment with Boston Beer terminates, if your employment terminates on account of your voluntary resignation, or if Boston Beer terminates your employment with cause (as cause is defined in the Employment Agreement), subject to BBC’s election, at the time of termination, to enforce the non-competition covenant. Please review the Employment Agreement carefully. You have the right to consult with an attorney about the Employment Agreement before signing it.

12.

At Will Employment: Your employment is, and will at all times remain, at will, meaning that you or the Company may terminate your employment at any time, with or without cause, for any reason or for no reason. By accepting our offer of employment, you confirm that you understand you are at will status.

EXHIBIT 10.1

Please indicate your acceptance of this offer by e-signing and accepting the offer via The Boston Beer Company online careers portal. Please note, this offer is contingent upon your signing the Employment Agreement. Should you have any questions, please do not hesitate to contact me.

We look forward to working with you!

Cheers!

/s/ David Burwick
David Burwick

/s/ Phil Hodges	5/16/2023
Phil Hodges	Date